EXHIBIT 99.1

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 1, 2007

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN REPORTS THIRD QUARTER RESULTS

$14.8 Million Profit for Third Quarter; PN400 Phase 3 Program Enrolling;
Awaiting FDA Response to Trexima™ Submission

Chapel Hill, N.C., November 1, 2007 — POZEN Inc. (NASDAQ: POZN), today announced results for the third quarter ended September 30, 2007.

Third-Quarter Financial Results

POZEN reported a net profit of $14.8 million, or $0.48 per share on a diluted basis, for the third quarter of 2007, compared to a net loss of ($4.1) million, or ($0.14) per share on a diluted basis, for the third quarter of 2006.

For the third quarter of 2007, POZEN reported revenue of $27.6 million as compared to $3.4 million for the third quarter ended September 30, 2006.  The increase was primarily due to receipt of a $30 million payment from AstraZeneca in September 2007, which included $20 million in milestone revenue for the successful completion of the proof of concept studies for PN 200, amortization of upfront payments from AstraZeneca, and revenue for development work performed under the AstraZeneca agreement.

Operating expenses for the third quarter of 2007 totaled $11.9 million, compared to $7.9 million for the same period in 2006.  The increase in operating expenses was primarily due to an increase in development costs for the PN and PA programs, partially offset by a $1.1 million reversal in non-cash performance based stock compensation expense.  Since there currently appears to be less than a 70% probability, which is the current GAAP standard, that Trexima will be approved by December 31, 2007, previously expensed amounts related to performance based stock options, for which vesting is contingent upon a December 31, 2007 approval, were reversed in the third quarter.

At September 30, 2007, cash, cash equivalents and short-term investments totaled $78.8 million compared to $62.6 million at December 31, 2006.  The increase in cash and cash equivalents resulted from the receipt of a $30 million payment from AstraZeneca.  POZEN has a $4.3 million receivable balance due from AstraZeneca at September 30, 2007 for development work.

Nine-Month Financial Results

POZEN reported net income of $8.9 million, or $0.29 per share on a diluted basis, for the nine-month period ended September 30, 2007, compared with a net loss of ($18.9) million, or ($0.65) per share on a diluted basis, for the same period in 2006.

For the nine months ended September 30, 2007, POZEN reported revenue of $47.2 million compared to $6.5 million for the same period in 2006.  The increase in revenue is primarily due to the receipt of a $30 million payment from AstraZeneca, which included $20 million in milestone revenue for the successful completion of the PN 200 proof of concept studies, amortization of upfront payments received pursuant to our collaboration agreement with AstraZeneca, and revenue for development work performed under the agreement.

Operating expenses for the nine months ended September 30, 2007 were $39.0 million as compared to $26.8 million for the comparable period in 2006.  The increase in operating expenses was primarily due to an increase in development costs for the PN and PA programs.  Non-cash stock-based compensation expense was $2.9 million for the nine months ended September 30, 2007 including a $1.1 million reversal of previously expensed performance based stock option amounts, as noted above.

Third Quarter Corporate Developments

On August 1, 2007, POZEN received a second approvable letter from the U.S. Food and Drug Administration (FDA) for Trexima in which the FDA requested additional information about the product’s potential for genotoxicity. After meeting with the FDA, the company submitted a response to the approvable letter, which included the results of three non-clinical studies that provide clarifying information about the Chinese Hamster Ovary (CHO) assay.  The company believes the submission constitutes a complete response.  In addition, POZEN is conducting a seven day clinical evaluation of the genotoxic potential of Trexima in human volunteers in the event the FDA requires this information.  Results from this evaluation are expected to be available during the first quarter of 2008.  If these data are submitted to the FDA, the review period, and the time to approval, may be extended.

On September 7, 2007, POZEN announced the start of the PN 400 Phase 3 program.  The company is targeting an NDA filing for the first half of 2009, subject to the pace of enrollment in the clinical trials.  Additionally, as previously disclosed, POZEN and AstraZeneca amended certain terms of their collaboration and license agreement.

Financial Guidance

For the fourth quarter of 2007, POZEN expects total revenue to be in the range of $5 to $7 million, including revenue of $1 to $3 million for work performed under the company’s collaboration agreements.  Total operating expenses are expected to be in the range of $11 to $13 million, including $1.3 million of non-cash stock-based compensation expense.

For the 2007 year, POZEN expects total revenue to be in the range of $52 to $54 million, including revenue of $18 to $20 million for work performed under the company’s collaboration agreements. Total operating expenses for the 2007 year are expected to be in the range of $50 to $52 million.  Operating expenses include $4.2 million of estimated non-cash stock-based compensation expense.  POZEN expects to be profitable for 2007 and end the year with over $70 million in cash and short-term investments.

Third-Quarter Results Webcast

POZEN will hold a webcast to present third quarter results and management’s outlook on Thursday, November 1, 2007 at 11:00 a.m. Eastern time.  The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions.  POZEN has development and commercialization alliances with GlaxoSmithKline for the proposed product candidate Trexima™ combining sumatriptan, formulated with RT technology, and naproxen sodium in a single tablet for the acute treatment of migraine, which is currently under review by the United States Food and Drug Administration, and with AstraZeneca for the proprietary fixed dose combination of the proton pump inhibitor esomeprazole magnesium with naproxen in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers.  The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website:  www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates;  uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; outcomes of outstanding litigation; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2007.  We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Licensing revenue	$27,629,476	$3,424,819	$47,219,863	$6,548,619
Operating expenses:
General and administrative	2,248,897	3,662,984	8,404,001	10,393,998
Research and development	9,679,872	4,275,168	30,587,889	16,422,811
Total operating expenses	11,928,769	7,938,152	38,991,890	26,816,809
Investment income	781,516	447,127	2,317,536	1,336,420
Income (loss) before provision for income tax	16,482,223	(4,066,206)	10,545,509	(18,931,770)
Provision for income tax	(1,645,099)	-	(1,645,099)	-
Net income (loss) attributable tocommon stockholders	$14,837,124	$(4,066,206)	$8,900,410	$(18,931,770)

Basic net income (loss) per common share	$0.50	$(0.14)	$0.30	$(0.65)

Shares used in computing basic net income (loss) per common share	29,695,596	29,240,696	29,555,787	29,173,200

Diluted net income (loss) per common share	$0.48	(0.14)	$0.29	(0.65)

Shares used in computing diluted net income (loss) per common share	30,598,807	29,240,696	30,627,282	29,173,200

POZEN Inc.
Balance Sheets
(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$47,560,632	$26,296,884
Investments	31,199,522	36,285,102
Accounts receivable	4,339,607	3,267,153
Prepaid expenses and other current assets	419,024	1,108,506
Total current assets	83,518,785	66,957,645
Equipment, net of accumulated depreciation	139,349	183,468
Total assets	$83,658,134	$67,141,113

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,957,069	$965,563
Accrued compensation	1,223,231	1,434,591
Accrued expenses	4,121,605	1,756,300
Deferred revenue	16,092,191	14,870,200
Total current liabilities	23,394,096	19,026,654

Long-term liabilities:
Deferred revenue	22,170,089	24,000,000
Total liabilities	45,564,185	43,026,654

Total stockholders’ equity	38,093,949	24,114,459
Total liabilities and stockholders’ equity	$83,658,134	$67,141,113

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